Regency Energy Partners Announces Cash Distribution of 44.5 Cents
Per Outstanding Common Unit

DALLAS, January 27, 2011 – Regency Energy Partners LP (Nasdaq: RGNC), (“Regency” or the “Partnership”), announced today a cash distribution of 44.5 cents per outstanding common unit and Series A Preferred Unit for the fourth quarter ended December 31, 2010. The distribution will be paid on February 14, 2011, to unitholders of record at the close of business on February 7, 2011.  This distribution is equivalent to $1.78 per outstanding common unit on an annual basis.

Regency will hold a quarterly conference call to discuss fourth-quarter and full-year 2010 results on Thursday, February 17, 2011, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time).

The dial-in number for the call is 1-866-831-6234 in the United States, or +1-617-213-8854 outside the United States, pass code 42367669. A live webcast of the call can be accessed on the investor relations page of Regency’s Web site at www.regencyenergy.com. The call will be available for replay for seven days by dialing 1-888-286-8010 (from outside the U.S., +1-617-801-6888) pass code 62859233. A replay of the broadcast will also be available on the Partnership’s Web site for 30 days.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of Regency’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, Regency’s distributions to foreign investors are subject to federal income tax withholding at a rate of 35 percent.

This release contains “forward-looking” statements, which are any statements that do not relate strictly to historical facts.  The words “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “project,” “will” or similar expressions help identify forward-looking statements.  Forward-looking statements are subject to a variety of risks, uncertainties and assumptions, which include, but are not limited to, the risks, uncertainties and assumptions enumerated in our Forms 10-Q and 10-K as filed with the Securities and Exchange Commission.  Although we believe our forward-looking statements are based on reasonable assumptions, current expectations and projections about future events, we cannot give assurances that such assumptions, expectations and projections will prove to be correct.  Therefore, actual results and outcomes may differ materially from those expressed in such forward-looking statements.  We undertake no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering and processing, contract compression, treating, marketing and transporting of natural gas and natural gas liquids. Regency's general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE). For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.

CONTACT:

Investor Relations:
Lyndsay Hannah
Regency Energy Partners
Manager, Communications & Public Relations
214-840-5477
ir@regencygas.com

Media Relations:
Elizabeth Cornelius
HCK2 Partners
972-716-0500 x26
elizabeth.cornelius@hck2.com